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                               BROWN & WOOD LLP
                             555 California Street
                         San Francisco, Ca. 94104-1715
                            TELEPHONE: 415-772-1200
                            FACSMILE: 415-397-4621


                                 June 23, 1999

                                                                     EXHIBIT 3.2

Reich & Tang Distributors, Inc.
600 Fifth Avenue
10th Floor
New York, New York  10020

          Re:       Equity Securities Trust
               Series 23, Municipal Symphony Series II
                    California Portfolio

Ladies and Gentlemen:

     You have requested our opinion as to certain California personal income tax issues relating to the California Portfolio (the "California Portfolio") of the Equity Securities Trust, Series 23, Municipal Symphony Series II (the "Trust"), sponsored by Reich & Tang Distributors, Inc. Our opinion relates solely to the California tax matters described herein. It is our understanding that Battle Fowler LLP has rendered an opinion, effective as of the date hereof, as to certain federal income tax matters pertaining to the Trust and each of the separate unit investment trusts therein, including the California Portfolio.

     In rendering our opinion, we have examined and relied upon, among other things, (1) Amendment No. 1 to the Form S-6 Registration Statement filed with the Securities and Exchange Commission on June 23, 1999 (the "Registration Statement"), pursuant to which you will offer to a limited number of investors (the "Unitholders") the opportunity to purchase fractional undivided interests in the California Portfolio ("Units"); (2) a copy of the Trust Indenture and Agreement, dated November 16, 1995, between Reich & Tang Distributors, L.P., (predecessor to Reich & Tang Distributors, Inc.), as Depositor, and The Chase Manhattan Bank, N.A. (predecessor to Chase Manhattan Bank), as Trustee; (3) a draft of the Reference Trust Agreement for Series 23, Municipal Symphony Series II, California Portfolio, dated June 23, 1999, between Reich & Tang Distributors, L.P., as Depositor and The Chase Manhattan Bank, as Trustee, incorporating by reference the aforementioned Trust Indenture and Agreement and amending and supplementing the same (said Trust Indenture and Agreement and Reference Trust Agreement being herein referred to collectively as the "Trust Agreement"); and (4) the opinion of Battle Fowler LLP, effective as of the date hereof, that (i) the IRS will classify the California Portfolio as a grantor trust for federal income tax purposes, (ii) the California Portfolio will not owe federal income tax, (iii) each Unitholder will be treated as the owner of a pro rata portion of the assets of the California Portfolio, (iv) the income received by the California Portfolio will be treated as income of the Unitholders, and (v) the right of the Sponsor to create additional Units for 90 days after the Initial Date of Deposit by depositing additional securities in the California Portfolio, as described below, will not affect the IRS' conclusion that the California Portfolio will be
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Reich & Tang Distributors, Inc.
June 23, 1999
Page 2

treated as a grantor trust for federal income tax purposes. Except as otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to them in the Registration Statement.

     The Trust consists of separate unit investment trusts designated the California Portfolio and the New York Portfolio (each trust a "State Trust" and collectively the "State Trusts"). Each State Trust was created under the laws of the State of New York pursuant to the Trust Agreement. Each State Trust will be administered in accordance with the Trust Agreement as a distinct entity with separate certificates, expenses, books and records, and the assets of one State Trust may not be commingled with the assets of any other. Under the terms and conditions of the Trust Agreement, the California Portfolio will have a fixed, diversified portfolio of publicly traded common stock of closed-end funds (the "Municipal Funds") the portfolios of which consist primarily of bonds issued by the State of California or by the cities, counties and other political subdivisions thereof. The Trustee will not have the power to vary the investment of the California Portfolio nor the power to take advantage of market variations to improve a Unitholder's investment, and there will be no discretion to retain and reinvest the securities in the California Portfolio. The Sponsor will have the right to create additional Units in the California Portfolio for 90 days after the Initial Date of Deposit, but only by depositing additional securities of Municipal Funds substantially similar; to the securities of the Municipal Funds initially deposited in the California Portfolio.

     Based on the foregoing, under existing California law applicable to individuals who are California residents, we are of the opinion that:

     1. The California Portfolio will not be treated as an association taxable as a corporation. Accordingly, the income of the California Portfolio will be treated as the income of the Unitholders in the same manner as if the Unitholders held the securities of the California Portfolio directly.

     2. Each Unitholder of the California Portfolio will recognize gain or loss upon the sale or other disposition of the securities held by the California Portfolio or upon the Unitholder's sale or other disposition of a unit. The amount of gain or loss for California income tax purposes will generally be calculated pursuant to the Code, certain provisions of which are incorporated by reference under California law.

     We have not addressed, and render no opinion with respect to, the exclusion from gross income for federal income tax purposes of the interest on the bonds held by the Municpal Funds in the California Portfolio and the exemption of such interest from California income taxation, nor have we addressed the federal or State of California tax treatment of the income earned by and distributions made by the Municipal Funds. Further, we have not addressed, and render no opinion with respect to, any federal income tax aspects of the California Portfolio and, other than as specifically set forth herein, we have not addressed, and render no opinion with respect to, any state or local tax aspects relating to the California Portfolio.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended, covering the issuance of Units in the California Trust, and to the reference to our firm in the Registration Statement under the heading "Tax Status - California Taxes."

     This letter is furnished by us solely for your benefit, and the benefit of The Chase Manhattan Bank, as Trustee for the California Portfolio, in connection with the Registration Statement for the public offering of interests in the Equity Securities Trust, and this letter may not be relied upon by any other person without our prior written consent.


                                    Very truly yours,

                                    Brown & Wood LLP